UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2013

MeetMe, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33105	86-0879433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Union Square Drive New Hope, Pennsylvania	18938
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 862-1162

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Loan and Security Agreement

On April 29, 2013 (the “Closing Date”), MeetMe, Inc. (the “Company”) entered into a Loan and Security Agreement (together with the supplement, exhibits and schedules thereto, the “Loan Agreement”) with Venture Lending & Leasing VI, Inc. (“Venture VI”) and Venture Lending & Leasing VII, Inc. (“Venture VII”; Venture VI and Venture VII, each, a “Lender” and together, the “Lenders”). Funds advanced to the Company under the Loan Agreement may be used for general corporate purposes. The Loan Agreement provides for an aggregate commitment of $8,000,000, which is available in three tranches of loans (each, a “Loan” and collectively, the “Loans”).

The first tranche of Loans, in the aggregate principal amount of $5,000,000, was advanced on the Closing Date. The second tranche of the commitment, in the maximum principal amount of $1,500,000, is available through November 30, 2013 upon the achievement of certain revenue and expense milestones set forth in the Loan Agreement for the first three fiscal quarters of 2013. The third tranche of the commitment, in the maximum principal amount of $1,500,000, is available through February 28, 2014 upon the achievement of certain revenue and expense milestones set forth in the Loan Agreement for the fiscal year ending December 31, 2013.

Each Loan bears interest at a fixed rate of 11% per year and cannot be reborrowed after repayment. The Loan Agreement requires payments of interest on the funding date of each Loan, in advance, in an amount equal to (i) if the funding date of a Loan is not the first day of the month, the sum of (x) interest on the principal balance of such Loan for the period from the funding date through the end of such month and (y) interest on the principal balance for the following month and (ii) if the funding date of a Loan is the first day of the month, interest on the principal balance of such Loan for such month. Commencing on the first day of the second full month after a funding date, and continuing on the first day of the third, fourth, fifth and sixth full months thereafter, the company shall pay interest, in advance, in an amount equal to the interest due in the first full month of such Loan. After the initial interest-only period, each Loan requires thirty consecutive, equal monthly payments of principal and interest based on a straight-line amortization schedule.

The Company’s obligations under the Loan Agreement are secured by a first priority lien on all of the Company’s assets, including its intellectual property. Certain of the Company’s deposit accounts are subject to account control agreements with the Lenders that give the Lenders the right to assume control of the accounts upon an event of a default under the Loan Agreement. The Loan Agreement contains operating covenants including, among others, covenants restricting the Company’s ability to incur additional indebtedness, grant a lien on any of the Company’s assets, including its intellectual property, effect a sale of any part of its business and merge with or acquire another company. The Loan Agreement also includes customary events of default including, among others, upon the occurrence of a payment default, a covenant default, a material adverse change or insolvency.

The Company may prepay all of the Loans constituting a single tranche in whole, but not in part, at any time by tendering to the Lenders in respect of the Loans for such tranche an amount equal to (i) all accrued and unpaid interest in respect of such Loans as of the date of prepayment and (ii) an amount equal to the total amount of all scheduled but unpaid payments that would have accrued and been payable from the date of prepayment through the stated maturity of the Loans had they remained outstanding and been paid in accordance with the terms of the related promissory note. If, at the time of any prepayment, no Event of Default has occurred and is continuing and the company has made at least 12 or 24 consecutive payments with respect to the Loans constituting the tranche being prepaid, the Loan Agreement also provides for reductions in the amount of interest that must be repaid at the time of such prepayment.

Warrants

On April 29, 2013, in connection with the Loan Agreement, the Company entered into warrant agreements (each, a “Warrant” and together, the “Warrants”) with Venture Lending & Leasing VI, LLC and Venture Lending & Leasing VII, LLC to purchase shares of the Company’s common stock. The purchase price for the shares of common stock issuable upon exercise of the Warrants (the “Purchase Price”) is equal to, at each warrant holder’s option, the lower of (i) $1.96 and (ii) the price per share of the stock issued in the next equity placement of Company’s stock to occur after the Closing Date, provided, however, that any conversion of the note dated March 21, 2013 issued to Meet Moi, LLC by the Company, shall not serve as an equity placement and provided that, so long as the Company’s stock is listed for trading on the NYSE MKT (the “NYSE”) or an exchange or quotation system with a rule substantially similar to Rule 312.03 of the NYSE Listed Company Manual then the number of shares issued upon exercise of the Warrants (including any shares of capital stock or rights to acquire shares of capital stock issued by the Company which are aggregated or integrated with the stock issued or issuable upon conversion of the Warrant for purposes of such rule) shall not exceed 19.99% of the Outstanding Common Amount (as defined in the Warrant). The number of shares that may be purchased pursuant to each Warrant is determined in accordance with a formula set forth therein, but in any event shall not exceed the number obtained by dividing $800,000 by the Purchase Price. The Warrants may be exercised until February 28, 2024.

The Warrants are filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K and the description of the material terms of the Warrants is qualified in its entirety by reference to such exhibits, which are incorporated herein by reference. All readers are encouraged to read the entire text of the Warrants.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Warrants issued in connection with the Loan Agreement were issued without registration under the Securities Act, in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act, as a transaction by an issuer not involving a public offering.

Item 8.01     Other Events.

MeetMe, Inc. previously disclosed certain risks related to its business and operations, which we believe should be considered in evaluating our business, financial position, future results and prospects. We disclosed these risks in Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 (our “Form 10-K”). The information presented below updates and supplements those risk factors for the matters identified below and should be read in conjunction with the risks and other information contained in our Form 10-K. The risks described in our Form 10-K, as updated as described above and in this Report, are not the only risks we face. Additional risks that we do not presently know or that we currently believe are immaterial could also materially and adversely affect any of our business, financial position, future results or prospects. Additional risk factors that we believe should be considered are set forth below.

Our indebtedness may limit cash flow available to invest in the ongoing needs of our business and our inability to meet our payment obligations may permit our lenders to proceed against the collateral granted pursuant to our loan agreements.

Our indebtedness, combined with our other financial obligations and contractual commitments, could have significant adverse consequences, including:

●

Requiring us to dedicate a substantial portion of our cash resources to the payment of interest on, and principal of, our debt, which will reduce the amounts available to fund working capital, capital expenditures, product development efforts and other general corporate purposes;

●	Limiting our flexibility in planning for, or reacting to, changes in our business and our industry; and

●	Placing us at a competitive disadvantage compared to our competitors that have less debt.

As of December 31, 2012, we had approximately $2.4 million of principal indebtedness outstanding under (i) our loan and security agreement, dated November 21, 2008, with Venture Lending & Leasing V, Inc. (as amended, the “2008 Loan Agreement”) and (ii) our loan and security agreement, dated December 13, 2010, with Venture Lending & Leasing V, Inc. and Venture Lending & Leasing VI, Inc. (as amended, the “2010 Loan Agreement” and, together with the 2008 Loan Agreement and the Loan Agreement, the “Loan Agreements”). We may not have sufficient capital or may be unable to arrange for additional capital to pay the amounts due under our Loan Agreements or any other borrowings.

        Our obligations under our Loan Agreements are secured by a lien on all of our assets. In addition, certain of our deposit accounts are subject to account control agreements with the lenders under the Loan Agreements that gives them the right to assume control of the accounts upon an event of a default under the Loan Agreements. The Loan Agreements contain operating covenants including, among others, covenants restricting our ability to incur additional indebtedness, pay dividends or other distributions, effect a sale of any part of our business and merge with or acquire another company. The Loan Agreements also include customary events of default including upon the occurrence of a payment default, a covenant default, a material adverse change (as defined therein) and insolvency. Upon the occurrence of an event of default, the interest on the Loan Agreements will be increased by 5% over the rate that would otherwise be applicable. In addition, the occurrence of an event of default could result in the acceleration of our obligations under the Loan Agreements as well as grant the lenders under the Loan Agreements the right to exercise remedies with respect to the collateral.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit No.	Description
4.1	Warrant Agreement with Venture Lending & Leasing VI, LLC issued on April 29, 2013
4.2	Warrant Agreement with Venture Lending & Leasing VII, LLC issued on April 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEETME, INC.

Date: May 1, 2013	By:	/s/ Geoffrey Cook
	Name:	Geoffrey Cook
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Warrant Agreement with Venture Lending & Leasing VI, LLC issued on April 29, 2013
4.2	Warrant Agreement with Venture Lending & Leasing VII, LLC issued on April 29, 2013